UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

November 1, 2023 (October 23, 2023)

Date of Report (date of earliest event reported)

GENUINE PARTS COMPANY

(Exact name of registrant as specified in its charter)

GA	001-05690	58-0254510
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2999 WILDWOOD PARKWAY, ATLANTA, GA	30339
(Address of principal executive offices)	(Zip Code)

(678) 934-5000

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CF.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $1.00 par value per share	GPC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

On October 23, 2023, Genuine Parts Company (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) among the Company and J.P. Morgan Securities LLC, PNC Capital Markets LLC and Wells Fargo Securities, LLC, as representatives of the several underwriters named therein (the “Underwriters”), pursuant to which the Company agreed to issue and sell to the Underwriters, and the Underwriters agreed to purchase, the Notes (as defined below). The Underwriting Agreement contains customary representations, warranties and agreements of the Company and customary conditions to closing, indemnification rights and obligations of the parties and termination provisions.

On November 1, 2023, the Company issued $425 million in aggregate principal amount of the Company’s 6.500% Senior Notes due 2028 (the “2028 Notes”), which mature on November 1, 2028, and $375 million in aggregate principal amount of the Company’s 6.875% Senior Notes due 2033 (the “2033 Notes” and, together with the 2028 Notes, the “Notes”), which mature on November 1, 2033, pursuant to an indenture dated as of October 29, 2020 (the “Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”). Pursuant to the Indenture, the Company executed an officer’s certificate, dated November 1, 2023, setting forth the terms of the Notes (the “Officer’s Certificate”). The Notes were offered and sold pursuant to the Company’s shelf registration statement on Form S-3 (File No. 333-275097) filed with the Securities and Exchange Commission (the “Commission”) on October 20, 2023, as supplemented by a prospectus supplement dated October 23, 2023, filed with the Commission on October 25, 2023.

The Company will pay interest on the Notes on May 1 and November 1 of each year, beginning May 1, 2024. The Notes will be unsecured and unsubordinated debt obligations of the Company and will rank equally in right of payment with the Company’s other unsecured unsubordinated debt from time to time outstanding. The Notes will be structurally subordinated in right of payment to all existing and future indebtedness, liabilities and other obligations of the Company’s subsidiaries. The Notes are subject to customary covenants restricting the Company’s ability, subject to certain exceptions, to incur debt secured by liens and to enter into sale and leaseback transactions. These covenants are subject to a number of important exceptions and qualifications. The Indenture provides for customary events of default and further provides that the Trustee or the holders of 25% in aggregate principal amount of the outstanding series of Notes may declare such Notes immediately due and payable upon the occurrence of any event of default after expiration of any applicable grace period.

The Company may, at its option, redeem the 2028 Notes at any time prior to October 1, 2028, and the 2033 Notes at any time prior to August 1, 2033, in each case, in whole or in part, at the applicable make-whole redemption price specified in the Officer’s Certificate. If the Notes are redeemed on or after October 1, 2028 or August 1, 2033, respectively, the redemption price will be equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest thereon to, but excluding, the applicable redemption date.

If a change of control triggering event, as defined in the Officer’s Certificate, occurs, unless the Company has defeased the Notes as described in the Indenture or exercised its option to redeem the Notes, the Company will be required to offer to repurchase the Notes at a repurchase price equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest thereon to, but excluding, the date of repurchase.

The Company intends to use the net proceeds from the offering of the Notes to repay the Company’s 3.24% Series F Senior Promissory Notes due December 2, 2023 and outstanding indebtedness under the Company’s unsecured revolving credit facility, with any remaining amounts for general corporate purposes.

The above descriptions of the Underwriting Agreement, the Indenture, the Officer’s Certificate and the Notes are qualified in their entirety by reference to the Underwriting Agreement, the Indenture, the Officer’s Certificate and the forms of Notes, copies of which are attached hereto as Exhibits 1.1, 4.1, 4.2, 4.3 and 4.4, respectively.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

1.1	Underwriting Agreement, dated October 23, 2023, among the Company and J.P. Morgan Securities LLC, PNC Capital Markets LLC and Wells Fargo Securities, LLC., as representatives of the several underwriters named therein*

4.1	Indenture, dated October 29, 2020, between the Company and U.S. Bank National Association (incorporated herein by reference from the Company’s Current Report on Form 8-K, dated October 29, 2020)

4.2	Officer’s Certificate, dated November 1, 2023, pursuant to Sections 3.01 and 3.03 of the Indenture, dated October 29, 2020, setting forth the terms of the Notes

4.3	Form of 6.500% Senior Notes due 2028 (included in Exhibit 4.2)

4.4	Form of 6.875% Senior Notes due 2033 (included in Exhibit 4.2)

5.1	Opinion of King & Spalding LLP

23.1	Consent of King & Spalding LLP (included in Exhibit 5.1)

104	The cover page from this current report on Form 8-K, formatted in inline XBRL

*

Annexes, schedules and/or exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted attachment to the SEC on a confidential basis upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Genuine Parts Company

Date: November 1, 2023	By:	/s/ Bert Nappier
Bert Nappier
Executive Vice President and CFO